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                                                                    EXHIBIT 12.1
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                             YEARS ENDED DECEMBER 31,
                                                                                                              FIRST QUARTER
                                                      1990       1991       1992       1993       1994       1994      1995
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                                                                              (DOLLARS IN THOUSANDS)
EARNINGS:
  Income from continuing operations before
     income taxes.................................   $ 1,862    $ 2,192    $ 3,543    $ 7,221    $(2,224)   $1,970    $ 3,651
ADD:
  (a) Fixed charges...............................    23,415     24,825     22,469     23,424     31,530     6,358     10,190
  (b) Amortization of previously capitalized
     interest.....................................         1          4          8          8          8         2          2
DEDUCT:
  (a) Interest capitalized during year............       (95)      (122)
Earnings, for computation purposes................   $25,183    $26,899    $26,020    $30,653    $29,314    $8,330    $13,843
FIXED CHARGES:
  Interest on indebtedness, expenses or cap.......   $23,355    $24,729    $22,334    $23,186    $31,151    $6,272    $10,086
  Portion of rents representative of the interest
     factor.......................................        60         96        135        238        379        86        104
  Fixed charges, for computation purposes.........   $23,415    $24,825    $22,469    $23,424    $31,530    $6,358    $10,190
  Ratio of earnings to fixed charges..............      1.08x      1.08x      1.16x      1.31x      0.93x     1.31x      1.36x
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